Exhibit 99

Form 3 Joint Filer Information

Name:	Ning-Sheng Cai	Name:	Xiao-Bao Hu

Address:	Palm Grove Houses,	Address:	Palm Grove Houses,
	P.O. Box 438		P.O. Box 438
	Road Town		Road Town
	Tortola, British Virgin Islands		Tortola, British Virgin Islands

Designated Filer:	Dragon Win Management, Ltd.	Designated Filer:	Dragon Win Management, Ltd.

Issuer & Ticker Symbol:	EFT Biotech Holdings, Inc. (EFTB)	Issuer & Ticker Symbol:	EFT Biotech Holdings, Inc. (EFTB)

Date of Event		Date of Event
Requiring Statement:	February 9, 2009	Requiring Statement:	February 9, 2009

(** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	/s/ Ning-Sheng Cai	April 30, 2009
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	** Signature of Reporting Person	Date

(** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	/s/ Xiao-Bao Hu	April 30, 2009
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	** Signature of Reporting Person	Date